Exhibit 99.2

Amtech Acquires Solar Automation Company

Acquisition of Solar Cell Automation Technology Part of Strategic Plan to Secure and Expand
Solar Manufacturing Product Offerings

TEMPE, Ariz. - October 9, 2007 - Amtech Systems, Inc. (NASDAQ:ASYS), a global supplier of production and automation systems and related supplies for manufacturing solar cells, semiconductors and wafers, today announced that it has acquired R2D Ingenierie (R2D), a solar cell and semiconductor automation equipment manufacturing company located in Montpellier, France.

"R2D's unique manufacturing automation technology and expertise secures our current solar automation product offerings and we plan to utilize these capabilities to expand the automation solutions we can provide to our current and future solar customers," said J.S. Whang, President and Chief Executive Officer of Amtech. "This acquisition advances our strategic objective to increase our share of the rapidly growing solar market and is part of our ongoing effort to truly become a multi-product provider to solar cell manufacturers. The addition of R2D's business and proven technology expands our market opportunity by enabling Amtech to offer an integrated system under our Tempress® brand to the solar industry."

R2D has provided automation solutions to the semiconductor industry since 1989 and more recently to Amtech for its solar customers. Its automation technology products are used in several of the semiconductor manufacturing steps and in the diffusion processing steps of solar cell manufacturing. For its fiscal year ended December 31, 2006, R2D recognized net revenue of approximately $4.9 million and operating income of approximately $797,000.

Under the terms of the agreement, Amtech has acquired all the outstanding shares of R2D for a total purchase price of approximately $6.1 million and has made a working capital infusion of $1.0 million largely for solar business build-up. The purchase price includes significant contingent payments tied to R2D's successful product improvements, production and technology transfer. In addition, R2D's key personnel have signed three-year employment agreements.

Lina Derias, President of R2D, said, "We are very pleased to become part of the Amtech team, which has positioned itself as a leader in providing solutions to the solar industry, and we believe that our automation products can significantly contribute to Amtech's future solar revenue growth."

About Amtech Systems, Inc.
Amtech Systems, Inc. manufactures capital equipment, including silicon wafer handling automation, thermal semiconductor processing equipment and related consumables used in fabricating semiconductor devices and solar cells. Semiconductors, or semiconductor chips, are fabricated on silicon wafer substrates, sliced from ingots, and are part of the circuitry, or electronic components, of many products including computers, telecommunications devices, automotive products, consumer goods, and industrial automation and control systems. The Company's semiconductor handling, thermal processing and consumable products currently address the diffusion, oxidation and deposition steps used in the fabrication of semiconductors, solar cells, MEMS and the polishing of newly sliced silicon wafers.

About R2D Ingenierie
R2D Ingenierie SAS manufactures automation equipment used in the solar cell and semiconductor chip manufacturing process, including silicon wafers; i.e., mass transfer systems, sorters, long-boat transfer systems, load station elevators, buffers and conveyers. R2D uses a unique vacuum technology for its solar wafer transfer systems that ensures high throughput.

Statements contained in this press release that are not historical facts may be forward looking statements within the meaning of the Private Litigation Reform Act. Such statements may use words such as "proposed," "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to Amtech Systems, Inc. or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions including the risks discussed in our filings with the Securities and Exchange Commission. If one or more of these risks materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward looking statements contained in this press release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Contacts:
Amtech Systems, Inc.	MKR Group, Inc.
Bradley C. Anderson	Investor Relations
Chief Financial Officer	Todd Kehrli or Jim Byers
(480) 967-5146	(323) 468-2300
asys@mkr-group.com